Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	88-0471263
(STATE OR OTHER JURISDICTION	(IRS EMPLOYER OF INCORPORATION)
IDENTIFICATION NO.)

875 NORTH MICHIGAN AVENUE, SUITE 2626, CHICAGO, ILLINOIS 60611
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

A STOCK ISSUANCE IN CONNECTION WITH AN
AGREEMENT TO PERFORM LEGAL SERVICES
(FULL TITLE OF THE PLAN)

Copy To:

Joseph Wagner	David M. Loev
XA, Inc.	The Loev Law Firm, PC
875 North Michigan Ave., Suite 2626	6300 West Loop South, Suite 280
Chicago, Illinois, 60611	Bellaire, Texas 77401
(312) 397-9100	(713) 524-4110

Name, Address and Telephone
(Number of Agent For Service)

APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN:

From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of Securities	Amount To	Offering Price	Aggregate	Amount Of
To Be	Be	Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee
---------------------	----------------	---------------	-----------------	-----------------
Common Stock,	25,000	$0.375	$9,375	$0.29
Par Value $0.001

(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the average of the bid and ask price as reported on the OTC Bulletin Board as of August 20, 2007.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933 ("Securities Act").

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

(a)
XA, Inc.’s (the “Company’s,” “we,” and “our”) Annual Report on Form 10-KSB filed on March 30, 2007, for the fiscal year ended December 31, 2006, which includes audited financial statements as of and for the year ended December 31, 2006; and

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

David M. Loev, Esq., an individual, and the Company's counsel, beneficially owns 295,000 shares of the Company's Common Stock, including 25,000 shares which are the subject of this Form S-8 Registration Statement.  We agreed to issue Mr. Loev the 25,000 shares in connection with an Agreement entered into with Mr. Loev effective January 1, 2007.  The Agreement provided that Mr. Loev would be responsible for certain corporate/securities matters including the preparation of and/or review of Schedule 13ds, Form 3's, Form 4's, Schedule 13g's, Schedule 14a's, Schedule 14c's, Form 10-QSB's, Form 10-KSB's and Form 8-K's to be filed by us with the Securities and Exchange Commission and the review of our press releases (the "Legal Services Agreement"). In connection with the Legal Services Agreement, we agreed to pay Mr. Loev $4,750 per month, reimburse him for out of pocket expenses and to issue him 25,000 S-8 shares of our common stock, which shares are being registered herein. The Legal Services Agreement is in effect until December 31, 2007 and services provided outside of the Legal Services Agreement are to be rendered on an hourly basis.

The other 270,000 shares of our common stock which Mr. Loev beneficially owns are held in the name of the Loev Family Partnership, Ltd., his family partnership which he is deemed to beneficially own.  Mr. Loev also owns an additional 154,933 warrants to purchase shares of our common stock at an exercise price of $0.30 per share, which are held by the Loev Family Partnership, Ltd.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada General Corporation Law and our Articles of Incorporation, as amended, our officers and directors will have no personal liability to us or our stockholders for monetary damages incurred as a result of the breach of fiduciary duty as an officer or director. This provision does not apply to an officer's or director's breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, as amended, and Bylaws provide indemnification for our officers and directors to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any Proceeding to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he or she is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. These provisions of the Articles of Incorporation, as amended, and Bylaws will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by these provisions; such stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to board action in respect of such transaction or event. In these cases, our stockholders could be injured by a board's decision and have no effective remedy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act"), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number                                           Description of Exhibit

5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

10.1(1)	Legal Services Agreement with David M. Loev

23.1*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

23.2*	Consent of Pollard-Kelley Auditing Services, Inc.

* Filed herewith.

(1) Filed as Exhibit 10.50 to the Company’s Form SB-2 Registration Statement filed with the Commission on March 26, 2007, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS

(a)           The registrant hereby undertakes:

(1)           To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to reflect any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois on the 21st day of August  2007.

XA, INC.

/s/ Joseph Wagner
Joseph Wagner
Chief Executive Officer

This registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph Wagner	President, Chief Executive Officer,	August 21, 2007
Joseph Wagner	Secretary and Director

/s/ Jean Wilson	Chief Operating Officer,	August 21, 2007
Jean Wilson	Principal Accounting Officer, Treasurer
and Director

/s/ Christopher Spencer	Director	August 21, 2007
Christopher Spencer